Exhibit 5.1

Karen E. Anderson
+1 858 550 6088
kanderson@cooley.com

July 29, 2019

Castle Biosciences, Inc.
820 S. Friendswood Drive, Suite 201
Friendswood, TX 77546

Ladies and Gentlemen:

We have represented Castle Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 5,446,317 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 853,202 shares of Common Stock (the “2008 Plan Shares”) issuable pursuant to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), (ii) 646,526 shares of Common Stock (the “2018 Plan Shares”) issuable pursuant to the Company’s 2018 Equity Incentive Plan (the  “2018 Plan”), (iii) 3,534,654 shares of Common Stock (the “2019 Plan Shares”) issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Plan), and (iv) 411,935 shares of Common Stock (together with the 2008 Plan Shares, the 2018 Plan Shares and the 2019 Plan Shares, the (“Shares”) issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (together with the 2008 Plan, the 2018 Plan and the 2019 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectuses, (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (iii) the Plans, and (iv) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents, other than by the Company, where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and related prospectuses, will be validly issued, fully paid and non-assessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

Castle Biosciences, Inc.
July 29, 2019
Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Karen E. Anderson
Karen E. Anderson

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com